EXHIBIT 99.1

FORT LAUDERDALE, FL - February 3, 2025 (NEWMEDIAWIRE) - Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or “the Company”), a portfolio company of leading beverage brands, today announced it has signed an updated Letter of Intent (LOI) to acquire Western Son Vodka (“WSV”) primarily through a stock-for-equity transaction. The addition of the Western Son revenue base will effectively double Splash’s peak trailing twelve-month revenue, significantly expanding the Company’s financial footprint. Under the proposed structure, Western Son shareholders would receive restricted stock in Splash Beverage Group and an approximate 10% of cash consideration. In return, Splash would assume certain outstanding debt obligations of WSV.

WESTERN SON RASPBERRY
WESTERN SON PRICKLY PEAR
WESTERN SON WATERMELON
WESTERN SON GRAPEFRUIT
WESTERN SON STRAWBERRY
WESTERN SON VODKA
WESTERN SON BLUEBERRY
WESTERN SON CUCUMBER
WESTERN SON LIME
WESTERN SON LEMON
WESTERN SON PEACH

This merger structure represents an alternative to the previously announced majority cash-based acquisition and provides a pathway to completion that aligns the interests of both companies. The transaction remains subject to definitive agreements, standard regulatory approval, and a shareholder vote.

“We have always believed that Western Son Vodka would be an outstanding addition to Splash’s portfolio, which is why we have been so persistent to bring it into the Splash Portfolio,” said Robert Nistico, CEO of Splash. “Both teams have not stopped their work together and today is very exciting … we are very much looking forward to working with Western Son and building the next major spirits brand. This LOI is an important step forward, and we are confident that structuring the deal as an equity exchange gives us a clearer path to completion. We believe our shareholders are very much in favor of this as it adds significant revenue and operational efficiencies, shortens our path to profitability, and will be accretive. We look forward to working together in a unified manner as we move forward on this important transaction.”

Western Son Vodka, founded in 2011 and located in Pilot Point, Texas, is an award-winning craft vodka with a growing national footprint. The brand’s 10X distilled vodka, made with 100% American corn, has earned multiple industry awards and continues to expand its national distribution. Western Son Vodka won the 2024 Newsweek Readers’ Choice Award for Best Vodka voted on by consumers (https://www.newsweek.com/readerschoice/best-vodka).

Carlos Guillem, Western Son’s President, said, “The new LOI marks a significant milestone for Western Son Vodka. This strategic move strengthens our foundation for continued expansion, enhances our market presence, and reinforces our commitment to delivering the exceptional quality our consumers expect. We are excited about the future and the opportunities this partnership creates. Together, we are building a stronger, more innovative Western Son Vodka for our customers and stakeholders.”

The Company will provide additional updates as key milestones are achieved. The two companies are targeting to close the transaction this quarter.

About Splash Beverage Group

Splash Beverage Group, an innovator in the beverage industry, owns a growing portfolio of alcoholic and non-alcoholic beverage brands including Copa di Vino wine by the glass, SALT flavored tequilas, Chispo tequila and Pulpoloco sangria. Splash’s strategy is to rapidly develop early-stage brands already in its portfolio as well as acquire, and then accelerate, brands that have high visibility or are innovators in their categories. Led by a management team that has built and managed some of the top brands in the beverage industry and has led sales from product launch into the billions, Splash is rapidly expanding its brand portfolio and global distribution.

About Western Son

Western Son Vodka is a premium craft spirits brand known for its high-quality, smooth vodka and innovative flavors. Born from a group of entrepreneurs who left behind the corporate world to pursue their passion, Western Son blends tradition with creativity, using the finest ingredients and a 10x distillation process to craft exceptional vodka with a clean finish. With real fruit and a commitment to quality, the brand has become a favorite among vodka lovers. Rooted in the “Spirit of the West,” Western Son is proud of its Texas heritage and continues to push the boundaries of vodka craftsmanship. For more information, visit https://www.westernsondistillery.com or follow the brand on Instagram, Facebook, Linkedin and TikTok.

Follow Splash Beverage Group on Twitter: www.twitter.com/SplashBev

For more information visit:

www.SplashBeverageGroup.com

www.copadivino.com
www.drinksalttequila.com
https://chispotequila.com
www.pulpo-loco.com

Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, the risks disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2021, and in the Company’s other filings with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Contact Information:
Splash Beverage Group
Info@SplashBeverageGroup.com
954-745-5815